EXHIBIT 10.85

SEVERANCE AGREEMENT AND GENERAL RELEASE

This Severance Agreement and General Release (the “Agreement”) is between USEC Inc., a Delaware corporation (“USEC” or the “Company”) and James F. McDonnell (“Employee”) (USEC and Employee being sometimes referred to herein individually as the “Party” and collectively as the “Parties”).

WHEREAS, Employee has been employed by USEC in the capacity of Vice President & Chief Information and Security Officer; and

WHEREAS, Employee’s services are no longer required by the Company and Employee’s employment with the Company is terminated as of the date noted below in Section 1. Nevertheless, to reduce the impact of this separation of Employee’s employment and in exchange for, among other things, Employee’s full release of claims against the Company and the other covenants and agreements contained herein, the Company hereby offers Employee the severance package described in this Agreement;

NOW THEREFORE, IT IS HEREBY AGREED by and between Employee and USEC as follows:

1. EMPLOYEE’S SEPARATION. Pursuant to this Agreement, Employee shall be separated from employment with the Company effective September 23, 2005 (the “Separation Date”).

2. SEVERANCE PAYMENT AND OTHER BENEFITS.

(a) In full consideration of Employee’s execution of this Agreement, and Employee’s agreement to be legally bound by its terms, the Company agrees (i) to pay to Employee as severance pay the gross sum of $315,000 (representing one year of Employee’s base salary as in effect on the Separation Date plus an amount equal to the average annual bonus received by Employee for the three years preceding the Separation Date), and the gross sum of $61,411 (representing a prorated portion of Employee’s 2005 target annual incentive), minus all payroll deductions required by law or authorized by Employee (the “Severance Payment”); (ii) to continue Employee as a participant (if enrolled on the Separation Date) in the Company’s Medical Plan, Dental Plan, basic Life Insurance Program and Employee Assistance Program for one year after the Separation Date (provided, however, that if and when Employee becomes eligible for benefits through reemployment, Employee shall promptly notify the Company of such eligibility and the Company’s obligation to provide such coverage pursuant to this Agreement shall cease immediately), on the same terms as when Employee was an active employee of the Company, except at no cost to Employee, and (iii) to provide Employee with up to six (6) month(s) of outplacement counseling and services through a provider retained by the Company or a provider selected by Employee provided the cost shall not exceed $15,000 in the aggregate and in no event will USEC be obligated to provide cash in lieu of outplacement services.

(b) The Severance Payment shall be paid in equal installments over a period of one (1) year, in accordance with the Company’s regular pay schedule. The Company shall commence such payments upon either the next regularly scheduled pay day after the 8th day following Employee’s execution of this Agreement or the next regularly scheduled pay day after the Separation Date, whichever is later. To the extent required by Treasury guidelines, regulations or any other applicable law or regulations, all or any portion of the Severance Payment may, at the discretion of the Company, be paid in a lump sum payment on an accelerated basis.

(c) Employee acknowledges and agrees that the Severance Payment and other benefits provided in Section 2(a) constitute consideration that, but for the mutual covenants set forth in this Agreement, the Company otherwise would not be obligated to provide to Employee and that the Company is under no obligation whatsoever to make any other severance payment to Employee.

3. GENERAL RELEASE. Employee, for and in consideration of the undertakings of the Company set forth herein, and intending to be legally bound, does hereby permanently and irrevocably sever Employee’s employment relationship with USEC and also does hereby remise, release, and forever discharge USEC and its subsidiaries, affiliates, and their officers, directors, shareholders, employees and agents, their respective successors and assigns, heirs, executors, and administrators (herein referred to collectively as “Releasees”) of and from any and all actions and causes of actions, suits, debts, claims and demands whatsoever in law or in equity, which Employee ever had, now has, or which Employee or Employee’s heirs, executors or administrators may have, by reason of any matter, cause or thing whatsoever, from the beginning of Employee’s employment with USEC up to and including the date of this Agreement, and particularly, but without limitation, any claims arising from or relating in any way to Employee’s employment relationship or the termination of Employee’s employment relationship with USEC, including, but not limited to, any claims which have been asserted, could have been asserted or could be asserted now or in the future, including any claims under any federal, state or local laws, including, but not limited to, the United States Constitution, the Maryland Constitution, Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Americans with Disabilities Act of 1990, as amended, the Fair Labor Standards Act, as amended, the Family and Medical Leave Act of 1993, as amended, the National Labor Relations Act, as amended, the Labor-Management Relations Act, as amended, the Workers Retraining and Notification Act of 1988, as amended, the Rehabilitation Act of 1973, as amended, the Employee Retirement Income Security Act of 1974, as amended, Section 211 of the Energy Reorganization Act of 1974, as amended, the Maryland Human Rights Act, as amended or any other federal or state law or regulation.

4. NO DISPARAGEMENTS. Employee agrees that, subject to the provisions of Section 9 below, Employee shall not make any oral or written, public or private statements that are disparaging of the Company, its parents, subsidiaries or affiliates, or any of their respective present or former officers, directors, agents, employees, successors or assigns. The Company agrees that, subject to compliance with applicable law and regulations, it will instruct its executive officers and members of its Board of Directors not to make any oral or written, public or private statements that are disparaging of Employee or Employee’s work for the Company, its parents, subsidiaries or affiliates.

5. RETURN OF COMPANY’S DOCUMENTS AND PROPERTY. Employee agrees to return, on or before the Separation Date, and at Employee’s expense, all originals and copies of records, documents, proposals, notes, lists, files and any and all other materials, including, without limitation, computerized and/or electronic information, that refer, relate or otherwise pertain to the Company, or any and all of the Company’s parents, subsidiaries or affiliates, or any of their respective officers, directors, shareholders, agents, employees, and successors or assigns, and any and all business dealings of said persons and entities (“Company Documents”). In addition, Employee shall return to the Company all Company property or equipment that Employee has been issued during the course of Employee’s employment or which Employee otherwise currently possesses. Employee is not authorized to retain any Company Documents or Company property or equipment.

6. CONFIDENTIALITY OF TRADE SECRETS OR PROPRIETARY INFORMATION. Employee acknowledges that Employee has had or may have had access to proprietary information, trade secrets, and confidential material or information of the Company, including, but not limited to, contracts, bids, information regarding actual and pending projects, marketing strategies, budgetary and other financial information, and information and/or documents that are subject to the attorney-client and/or work product privileges (the “Confidential Information”). Employee agrees, without limitation in time or until the Confidential Information shall become public other than by Employee’s unauthorized disclosure, to maintain the confidentiality of the Confidential Information and refrain from divulging, disclosing, or otherwise using the Confidential Information unless directed to do so by an appropriate government or judicial authority or unless Employee first obtains the Company’s prior written consent.

7. PERMANENT SEPARATION. Employee hereby recognizes and agrees that effective as of the Separation Date Employee’s employment relationship with Releasees has been permanently and irrevocably severed and that Releasees have no obligation, contractual or otherwise, to hire, rehire or re-employ him in the future.

8. NON-ADMISSION OF LIABILITY. Nothing in this Agreement shall be construed as an admission of liability or violation of federal, state or local statute or regulation, or of any duty owed by Employee or the Releasees; rather, Employee and the Releasees are resolving all matters arising out of their employer-employee relationship and/or any other relationship between Employee and the Releasees, as to each of which each of the Releasees and Employee deny any liability.

9. NUCLEAR, WORKPLACE, PUBLIC SAFETY AND SARBANES-OXLEY CONCERNS. Employee understands and acknowledges that nothing in this Agreement prohibits, penalizes, or otherwise discourages Employee from reporting, providing testimony regarding, or otherwise communicating any nuclear safety concern, workplace safety concern, public safety concern, or concern of any sort, to the U.S. Nuclear Regulatory Commission, the U.S. Department of Labor, or any federal or state government agency. Employee further understands and acknowledges that nothing in the provisions of this Agreement conditions or restricts Employee’s communication with, or full cooperation in proceedings or investigations by, any federal or state agency. Employee also understands and acknowledges that nothing in this Agreement shall be construed to prohibit him from engaging in any activity protected by the Sarbanes-Oxley Act, 18 U.S.C. § 1514A or Section 211 of the Energy Reorganization Act of 1974, as amended.

10. REVIEW AND REVOCATION PERIOD.

(a) Employee hereby certifies that Employee has read the terms of this Agreement, that Employee has been informed by the Company that Employee should discuss this Agreement with an attorney of Employee’s own choice, and that Employee understands its terms and effects. Employee further certifies that Employee has the intention of releasing all claims recited herein in exchange for the consideration described herein, which Employee acknowledges as adequate and satisfactory to Employee.

(b) Employee hereby certifies that Employee is signing and entering into this Agreement as a free and voluntary act without duress or undue pressure or influence of any kind or nature whatsoever and has not relied on any promises, representations or warranties regarding the subject matter hereof other than as set forth in this Agreement.

(c) Employee acknowledges that Employee has been given the right to consider this Agreement for a period of at least forty-five (45) days prior to entering into the Agreement. Employee further understands that Employee may take as much of this 45-day period of time to consider this Agreement as Employee wishes before signing this Agreement, and Employee expressly acknowledges that Employee has taken sufficient time to consider this Agreement before signing it.

(d) Employee further acknowledges that Employee has the right to revoke this Agreement within seven (7) days of its execution by giving written notice of such revocation by hand delivery or fax to the Company, Attention Richard Rowland (fax no. 301-564-3203). This Agreement will not become effective or binding on the parties until the eighth (8th) day after it is signed by Employee. Employee understands that if Employee revokes the Agreement under this Section, this Agreement will become null and void and Employee will not be entitled to any benefits conferred by this Agreement including the payments set forth in Section 2.

(e) Employee acknowledges that Employee has been previously informed in writing by the Company of the criteria for eligibility for the separation benefits for which Employee is eligible, and which Employee will receive as a result of entering into this Agreement. He certifies that he has been informed that in order to be eligible for such separation benefits, individuals must have been separated by the Company in connection with the September, 2005 reduction-in-force. Employee certifies that the Company has provided him in writing, information concerning (i) the group of individuals covered by this employment termination program by job title, and (ii) the job titles and ages of individuals selected for the program and of individuals who were not selected for the program.

11. SEVERABILITY. While the provisions contained in this Agreement are considered by the Parties to be reasonable in all circumstances, it is recognized that some provisions may fail for technical reasons. Accordingly, it is hereby agreed and declared that if one or more of such provisions shall, either by itself or themselves or taken with others, be adjudged to be invalid as exceeding what is reasonable in all circumstance for the protection of the interests of the Company, but would be valid if any particular restrictions or provisions were deleted or restricted or limited in a particular manner, then the said provisions shall apply with any such deletions, restrictions, limitations, reductions, curtailments, or modifications as may be necessary to make them valid and effective and the remaining provisions shall be unaffected thereby.

12. ENTIRE AGREEMENT; MODIFICATION. This Agreement constitutes the entire understanding of the Parties regarding the subject matter hereof and may not be modified without the express written consent of the Parties. This Agreement supersedes all prior written and/or oral and all contemporaneous written and/or oral agreements, understandings and negotiations regarding the subject matter hereof. Employee acknowledges and agrees that the provisions that survive termination of employment under Employee’s Change In Control Agreement dated as of June 16, 2004, including but not limited to Section 7 (relating to confidential information, non-solicitation and non-competition), remain in full force and effect following the Separation Date.

13. SEC REPORTING REQUIREMENTS. Employee agrees that Employee will comply with all reporting requirements under Section 16 of the Securities Exchange Act of 1934, as amended, applicable to a former Section 16 reporting officer.

14. GOVERNING LAW; CONSENT TO JURISDICTION. This Agreement and any disputes arising therefrom shall be governed by the laws of the State of Maryland and Employee hereby agrees to submit to the jurisdiction of the courts of the State of Maryland for any claims arising under this Agreement.

15. GENDER. Any gender reference is intended to apply to both male and female employees.

PLEASE READ CAREFULLY. THIS AGREEMENT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

IN WITNESS WHEREOF, and intending to be legally bound hereby, the Parties have executed and delivered the foregoing Severance Agreement and General Release this 8th day of September, 2005.

USEC Inc.	EMPLOYEE:

By: /s/ Lance Wright	/s/ James F. McDonnell

Title: SVP, Human Resources & Administration	Signature – James F. McDonnell

Date: September 8, 2005	Date: September 8, 2005